EXHIBIT 99

To Our Stockholders:                                             May 3, 2004

The Company incurred a net loss for the first quarter ended March 31, 2004 of $11.3 million, or $.11 per diluted share, compared to a net loss of $17.2 million, or $.18 per diluted share, during the first quarter of 2003.

Our first quarter 2004 results, while improved over the prior year period, were down from the fourth quarter of 2003 and well below what we had originally anticipated. The primary cause was the inadequate utilization of several of our Gulf of Mexico rigs, including two Gorillas and one Super Gorilla class jack-up that were idle for most of the period. One of our major customers released the rigs earlier than we had anticipated and, for the most part, we have been unable to secure replacement work at adequate day rates. These three rigs have remained idle thus far into the second quarter, though we believe they will return to active service by the end of May. In addition, the recent amendment of our North Sea drilling contract for Gorilla VII had the effect of reducing our drilling revenues by more than $2 million during the first quarter of 2004.

On April 23, 2004, C. R. Palmer retired after 32 years as Chairman of the Board. He will remain a Rowan director. To honor Mr. Palmer’s contribution to the Company over this period, during which time Rowan’s share price increased at an average compounded annual rate of around 11% and its market capitalization grew from under $36 million to more than $2.3 billion, he was named Chairman Emeritus for life. D. F. McNease, the Company’s President and Chief Executive Officer and a 29-year employee, was chosen to succeed Mr. Palmer as Chairman of the Board.

DRILLING DIVISION

Drilling revenues increased by 36% to $105.7 million in the first quarter of 2004 compared to $77.9 million in the 2003 first quarter. Drilling expenses increased by $10.9 million or 14% between periods due largely to the addition to our offshore fleet, in August 2003, of the Bob Palmer, more land rigs operating and higher pension costs. As a result, the division generated an operating profit (income from operations before general and administrative expenses) of $.7 million during the 2004 first quarter, compared to an operating loss of $13.8 million in the year-earlier quarter. As reflected in the following table, an improvement in Gulf of Mexico day rates and increased activity in the Company’s principal foreign areas more than offset a decline in the utilization of our Gulf of Mexico jack-up fleet between periods.

OFFSHORE RIG UTILIZATION AND DAY RATES
AND DRILLING REVENUES

		First	Fourth	First
	No.	Quarter	Quarter	Quarter
	Units*	2004	2003	2003

Gorilla Jack-ups:
Gulf of Mexico	5	55%	82%	87%
Canada	1	92%	79%	0%
North Sea	1	100%	100%	0%

Total	7	67%	84%	58%

Other Jack-ups:
Gulf of Mexico	16	95%	95%	96%

Semi-submersible:
Gulf of Mexico	1	24%	95%	11%

Total	24	84%	92%	82%

Average Day Rates:
Gulf of Mexico		$39,700	$42,400	$34,700
Worldwide		46,000	49,600	34,800

Drilling Revenues (in millions)		$105.7	$123.8	$77.9

* Number of units at March 31, 2004.

The Company’s Gulf of Mexico fleet currently consists of 22 jack-up rigs and one semi-submersible. Rowan is the largest rig operator in the Gulf of Mexico with about 22% of the competitive jack-up fleet and, as of April 27, 2004, was largest in contracted market share with 24% of all contracted jack-ups in the area. Our Gulf of Mexico fleet features 15 jack-ups capable of operating in 350 feet of water, including five jack-ups rated for 450 to 550 feet.

We believe royalty relief incentives for production from wells below 15,000 feet on the Gulf of Mexico’s Outer Continental Shelf (OCS) will continue to encourage deep shelf drilling for natural gas, which shifts the emphasis from rig water depth capability to horsepower and pump capacity. Of the 115 jack-ups in the Gulf of Mexico today, only 25 are equipped with three or more mud pumps and only 20 of those can generate the horsepower we believe is necessary to simultaneously drive the pumps and a top drive efficiently. Twelve of the 20 are Rowan jack-ups, giving the Company 60% of this niche market.

We currently have over one-third of our Gulf of Mexico jack-up fleet drilling deep shelf wells. We understand that many current and prospective customers have plans for deep shelf wells later this year and early 2005, including several major operators such as BP, ExxonMobil, ChevronTexaco and Shell. Recent lease sales in the Gulf of Mexico have attracted more interest in deep shelf blocks. So, we expect the trend toward deep gas drilling to continue, and believe that the well depths will grow even deeper. We believe that Rowan is well-positioned to compete in the ultra-deep shelf market – drilling below 30,000 feet – with the only four jack-ups in the Gulf of Mexico with two million pounds of hook-load capacity that will be required for ultra-deep drilling.

Construction of the first Tarzan Class jack-up rig, designed specifically for this ultra-deep drilling in water depths up to 300 feet on the Gulf of Mexico OCS, has been completed and the Scooter Yeargain was delivered on April 29, 2004. The Tarzan Class rig will offer drilling capabilities similar to our Super Gorilla class jack-ups, enabling more efficient drilling beyond 15,000 feet in stable environments like the Gulf of Mexico, at less than one-half the construction cost. Construction of the second rig, the Bob Keller, is proceeding at the Company’s Vicksburg, Mississippi shipyard with delivery expected during the third quarter of 2005. Construction of two additional Tarzan Class jack-ups is tentatively planned, subject to market conditions, at an aggregate cost of around $200 million.

We also believe that foreign drilling markets will continue to attract rigs from the Gulf of Mexico fleet. Forty-one jack-ups have departed the Gulf of Mexico since 2001, all but three of which were cantilever rigs. We are continuing to see a tremendous amount of bid activity from many foreign markets, especially the Middle East, the Far East and South America. Another five rigs are scheduled to depart within the next 90 days and we believe that as many as 15 additional rigs could leave the Gulf of Mexico market within the next eighteen months, bringing the supply of competitive jack-ups in the area down to the current demand level. Thus, we expect a further tightening of the Gulf of Mexico jack-up market in the months ahead, which should increase upward pressure on drilling day rates.

As noted in the preceding table, Gorilla V was very active throughout the first quarter offshore eastern Canada, and recently commenced an 80-100 day drilling assignment in the area which should keep the rig fully utilized into the third quarter. The Company is optimistic that other projects in the area will enable Gorilla V to stay active offshore eastern Canada throughout the remainder of 2004.

In the North Sea, Gorilla VII is continuing on the Ardmore project, the initial term of which should last through the end of 2004. As previously announced, we have temporarily reduced the day rate to assist in extending the productive life of the field, which could yield work in 2005 and beyond. The rig’s performance on this assignment has proven the simultaneous drilling/production concept, which we believe has application to many other marginal fields in the area.

We believe that recent regulatory and tax changes in the U.K. will continue to encourage independent energy companies to become active in the North Sea market, which should improve demand for jack-up drilling in the area. In the latest licensing round, 43% of licenses were awarded to new participants. The next round will offer more than 1,000 blocks on 22 fields, the largest offering in the North Sea in over 40 years.

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The Company’s fleet of 18 deep-well land rigs is currently located in Texas and Louisiana, and features four new Rowan-designed and constructed rigs and nine rigs that have been substantially rebuilt by the Company in recent years. Two such rigs feature new mud pumps, drawworks and AC motors that were originally designed for the Tarzan Class rigs. Overall land rig utilization was 73% during the 2004 first quarter, up from 66% in the prior year period. Day rates averaged $11,000 during the 2004 first quarter, as compared to $9,800 in the first quarter of 2003. Currently, all 15 of the Company’s actively-marketed land rigs are under contract and bid activity is increasing.

The Company’s anchor-handling, towing and supply (AHTS) vessel fleet of four 244’, 8400 HP Edison Chouest boats and two 200’, 4200 HP Sea-Mar boats achieved 68% utilization during the first quarter of 2004. Obtained under term lease agreements, each boat is fully-crewed by the lessor, but managed by Rowan in support of its offshore drilling business and directly marketed to third parties.

MANUFACTURING DIVISION

On revenues of $41.1 million, the manufacturing division incurred an operating loss of $.5 million in the 2004 first quarter, compared to revenues of $29.0 million and an operating profit of $.4 million in the year-earlier period. The effects of a 25% decline in drilling products group revenues more than offset a 76% increase in equipment group revenues between periods.

The equipment group shipped five new loaders during the 2004 first quarter, compared to four loaders and stackers during the year-earlier period, and achieved a 54% increase in parts sales between periods. The steel group enjoyed a 76% increase in first quarter 2004 revenues on an 80% increase in volume.

Though revenues from the drilling products group in the first quarter of 2004 were down from the prior-year period, the group’s activities in connection with the Company’s efforts to expand and upgrade its drilling fleet were again significant. Manufacturing operations exclude approximately $28 million of products and services provided to the Company’s drilling division during the period, most of which was attributable to construction progress on the first two Tarzan Class rigs, compared to $44 million in the prior-year period.

The manufacturing division’s external backlog at March 31, 2004 was about $58 million, compared to about $19 million one year earlier, and included orders for seven loaders, three stackers, three mud pumps and steel deliveries running into August. Orders for three additional loaders were received in April.

AVIATION DIVISION

On revenues of $23.7 million, the aviation division incurred an operating loss of $7.5 million in the first quarter of 2004, compared to revenues of $24.4 million and an operating loss $3.2 million in the year-earlier period. The prior year period included incremental gains on aircraft sales of approximately $2.0 million.

The Gulf of Mexico division continued to be negatively impacted by weak deepwater drilling activity and experienced a $0.4 million or 3% decrease in revenues during the first quarter of 2004 compared to the year-earlier period. The helicopter and fixed-wing divisions based in Alaska experienced their normal seasonal decline in flying activity during the first quarter of 2004, which was compounded by a decline in energy-related flying between periods.

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2004 ANNUAL STOCKHOLDERS’ MEETING AND
ORGANIZATIONAL BOARD MEETING

At the Company’s Annual Stockholders’ Meeting held in Houston, Texas on April 23, 2004, four Class I Directors were elected for three-year terms expiring in 2007. Messrs. William T. Fox III and H. E. Lentz, incumbents, were joined by Sir Graham Hearne and P. Dexter Peacock.

Hans M. Brinkhorst did not stand for re-election and retired from the Board on that date. The services of Mr. Brinkhorst as director have been invaluable. The Board approved an amendment to the bylaws increasing the number of directors from nine to ten effective April 23, 2004.

At the Company’s Organizational Board Meeting concluded later that day, C. R. Palmer retired after 32 years as Chairman of the Board, and was named Chairman Emeritus for life. D. F. McNease, the Company’s President and Chief Executive Officer, was chosen to succeed Mr. Palmer as Chairman.
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D. F. McNease, Chairman, President and Chief Executive Officer, made the following comments to stockholders at the Annual Meeting:

“I would like to update you on what Rowan is doing around the world today.

EASTERN CANADA
“This continues to be a one-rig market for Rowan. We just signed a contract with Exxon for the Gorilla V to drill the Cree well. The rig went on a standby rate this week and will likely mobilize to the drilling location by mid-May. It is hoped that this well will prove-up much needed gas reserves in the Sable Island area as the depletion rate continues to be a problem.

“Encana is talking to us about drilling as many as three wells this year in the Deep Panuke field. The Deep Panuke development plan, which calls for use of Exxon’s existing infrastructure, is still awaiting government approval.

NORTH SEA
“Despite mechanical problems which have plagued the project, the Ardmore Field continues to produce oil. Well T-1 will be worked-over this month, which should improve production rates. We understand that Tuscan is seeking parties to participate in the development of adjoining properties, which could also be produced through the equipment onboard the Gorilla VII.

“We believe that the concept of drilling and producing in the North Sea without a platform has been proven. As more independents move into the North Sea in the future, this method of producing marginal fields should have greater application. Independents continue to displace the majors in the North Sea and we believe we will see their influence start to create new drilling opportunities for harsh environment jack-ups later this year. We expect to mobilize another Super Gorilla class rig to this market before the end of the year.

GULF OF MEXICO
“The plot continues to thicken as jack-ups continue to leave the domestic market for opportunities abroad. Since 2001, 41 jack-ups have left the Gulf of Mexico, only three of which were slot rigs. The rest were cantilever rigs that are needed for well development. We are currently bidding jack-ups for work in the North Sea, the Middle East, the Far East and offshore Trinidad. As Rowan and other contractors continue to seek work in foreign markets, we see a shortage of capable equipment emerging and growing steadily more severe. We believe that as many as another 15 rigs will leave by the second quarter of 2005, which, assuming no increase in jack-up demand, would put Gulf of Mexico utilization at 100%. As this market comes into balance, day rates would have to increase to a level sufficient to stop the continued migration of rigs.

“Rowan continues to be the leader in deep shelf drilling. We drilled about two-thirds of the wells that were deeper than 18,000' in 2003. We believe that this trend will continue as our customers concentrate on deeper wells to find needed gas reserves. We have identified seven planned projects that have a total depth greater than 25,000', including one as deep as 35,000'. These wells require powerful rigs such as our Bob Palmer, completed in 2003, or the Scooter Yeargain, which was delivered this past week. These rigs only strengthen our position as the leader in the deep shelf drilling market.
LAND RIGS
“All fifteen marketed land rigs are working and the last few jobs have been at higher day rates. We are starting to build a backlog of contracts behind the current work. Demand for rigs is strong and we believe the market will continue to improve.

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MANUFACTURING
“On March 31, 2004, our manufacturing backlog was $58 million, which is the highest it has been in six years. LeTourneau and OEM are quoting equipment for use all over the world. This includes loaders, motors, drives and new rigs. We expect that this business will continue to strengthen.

AVIATION
“Flying activity in the Gulf of Mexico shows signs of picking up over the next several months. We expect to have four of our heavy helicopters on contract by mid-May in support of deepwater activity. In Alaska and the western United States, we expect a normal seasonal pickup during the second quarter and anticipate an active summer season.

“On March 23, 2004, we lost an S-76 helicopter in the Gulf of Mexico with two crew members and eight passengers on board. We are extremely saddened by this tragedy and extend our profound sympathies to all of the families, coworkers and friends touched by this loss of life.

“As part of Rowan’s continuing review of its lines of business, the Board of Directors has requested that management determine the value of our aviation operations on the open market. We are going through that process at the present time and have neither reviewed any proposals for the purchase of such operations nor made any decision as to whether or not they will be sold.

“It is appropriate that we honor Bob Palmer today in a way that is unprecedented in our history. The Board of Director’s has decided that Bob should be recognized as the Company’s “Chairman Emeritus” – a distinction that will rightly be with him throughout his life. Bob, I personally want to thank you. Together, we salute you.

“I appreciate the support I have received as your CEO and look forward to another exciting year. We will continue to concentrate on markets where we can add value to our customers which, in turn, will continue to build stockholder value.”

                           Sincerely,

                           Danny McNease
                           Chairman, President and
                           Chief Executive Officer

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of Rowan that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by us. Among the factors that could cause actual results to differ materially are the following: oil, natural gas and other commodity prices; the level of offshore expenditures by energy companies; energy demand; the general economy, including inflation; weather conditions in our principal operating areas; and environmental and other laws and regulations. Other relevant factors have been disclosed in Rowan’s filings with the U. S. Securities and Exchange Commission.